Exhibit 99.2

For Immediate Release
MAGUIRE PROPERTIES APPOINTS
NEW INDEPENDENT DIRECTOR TO BOARD

LOS ANGELES, December 8, 2005, - Maguire Properties, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, today announced the appointment of Mr. Lewis (“Lew”) Wolff, chairman of Wolff Urban Management, Inc., to its Board of Directors effective immeidately.

In addition to his role at Wolff Urban Management, Mr. Wolff is also co-founder and since 1994, has served as Chairman of Maritz, Wolff & Co., a privately held hotel investment group that invests in top-tier luxury hotels. Mr. Wolff serves as Chairman of Sunstone Hotel Investor, Inc., Vice Chairman of Rosewood Hotels & Resorts and also served as co-Chairman Hotel of Fairmont Hotels & Resorts, a hotel management company formed by Fairmont Hotel Management Company and Canadian Pacific Hotels & Resorts, Inc. from 1999 through summer 2004.

Mr. Wolff acquired ownership of Major League Baseball’s Oakland Athletics in April 2005.  He is a former owner in the St. Louis Blues National Hockey League team and the Golden State Warriors National Basketball team.

Maguire Properties’ board of directors has determined that Mr. Wolff qualifies as independent under New York Stock Exchange rules and Maguire Properties’ governance guidelines. As such, Mr. Wolff will be eligible to serve on Maguire Properties’ board committees comprised of independent directors.

“Lew has extensive real estate, finance, management and public company board experience and is a most welcome addition to our board”, said Mr. Robert F. Maguire III, Chairman and Co-Chief Executive Officer of Maguire Properties. “His wealth of knowledge both in real estate and in deal acquisitions will be a tremendous asset.”

Mr. Wolff holds board and trustee positions with Grill Concepts, Inc., First Century Bank and the Museum of Contemporary Art (MOCA). Mr. Wolff holds a bachelor’s degree in business administration from the University of Wisconsin, Madison and received his master’s degree from Washington University in St. Louis..

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the Company’s growth and expansion into new markets to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with joint ventures; risks associated with our company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558